Exhibit 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports Results
For Fourth Quarter, Full Year 2009

Natchez, MS (March 8, 2010)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the three and 12-month periods ended December 31, 2009.

The company reported fourth quarter net income of $53.9 million, or $2.27 per share, compared to a net loss of $457.5 million or $21.19 per share for the 2008 fourth quarter. For the year ended December 31, 2009, Callon’s net income was $54.4 million or $2.45 per share.

Highlights for 2009 include:

•	Restructured Senior Notes due December 2010 and reduced the principal from $200.0 million to $154.0 million, extended debt maturities of $138.0 million until September 2016.

•	Filed for recoupment of deepwater royalty payments and associated interest relating to the deepwater Medusa Field. Received $44.8 million in January 2010 representing the royalty recoupment.

•	Initiated a new business strategy to reinvest strong offshore cash flow into lower-risk, longer-life onshore plays.

•	Acquired conventional oil assets in the Permian Basin, providing a multi-year inventory of drilling locations in the promising onshore Wolfberry oil play.

•	Established an initial position in the Haynesville Shale gas play of northern Louisiana.

“We exited the year 2009 with a new strategy and two new onshore assets in the Permian Basin in Texas and the Haynesville Shale play of northern Louisiana,” Fred Callon, Chairman and CEO explains.  “Our focus in 2010 will be on growing through the drill bit and making selective acquisitions in our core areas to further expand our inventory of drilling opportunities and strengthening our visible, long-term growth potential. Our strategy is supported by the strong cash flow from our deepwater Gulf of Mexico fields into our onshore conventional oil and shale gas projects.”

Fourth Quarter and Full Year 2009 Net Income.  For the year ended December 31, 2009, the company reported net income of $54.4 million, or $2.45 per share.  Earnings include accruals for recoupment of royalties and interest from the U.S. Minerals Management Service (MMS) of $51.5 million, or $2.32 per share.  The 2009 results compare to a 2008 net loss of $438.9 million, or $20.68 per share, which resulted primarily from a non-cash charge of $485.5 million due to the impairment of the company’s oil and gas properties under full-cost accounting rules. In 2008, the book value of the company’s oil and gas properties exceeded the full-cost ceiling due primarily to lower oil and natural gas prices at year-end 2008 and the announced suspension of operations at the deepwater Entrada Field during the fourth quarter of 2008.  For the quarter ended December 31, 2009, the company reported net income of $53.9 million, or $2.27 per share, compared to a net loss of $457.5 million, or $21.19 per share for the fourth quarter of 2008.

Fourth Quarter and Full Year 2009 Operating Results.  Operating results for the three months ended December 31, 2009 include oil and gas sales of $30.1 million from average production of 35.4 million cubic feet of natural gas equivalent per day (MMcfe/d).  This compares with oil and gas sales of $15.5 million from average production of 20.7 MMcfe/d during the comparable 2008 period.

The average price received per thousand cubic feet of natural gas (Mcf) in the fourth quarter of 2009, after the impact of hedging, decreased to $5.01, compared to $7.12 during the fourth quarter of 2008.  The average price received per barrel of oil (Bbl) in the fourth quarter of 2009, after the impact of hedging, increased to $77.94, compared to $55.23 during the same period in 2008.  Oil and natural gas sales for full year 2009 totaled $101.3 million, excluding the MMS royalty recoupment of $40.9 million related to 2003 through 2008 production, from average production of 32.4 MMcfe/d.  This corresponds to oil and natural gas sales of $141.3 million from average production of 31.4 MMcfe/d during 2008.  The average price received per Mcf for full year 2009, after the impact of hedging, decreased to $4.78, compared to $9.99 during the full year of 2008. The average price received per Bbl during full year 2009, after the impact of hedging, decreased to $73.00, compared to $88.07 during the same period in 2008.

Fourth Quarter and Full Year 2009 Discretionary Cash Flow. Discretionary cash flow for the three-month period ended December 31, 2009 totaled $64.3 million compared to $3.8 million during the comparable prior year period.  Net cash flow provided by operating activities, as defined by U.S. GAAP, was $9.4 million in the fourth quarter 2009, while net cash flow used in operating activities was $31.5 million in the fourth quarter of 2008. Discretionary cash flow for full year 2009 totaled $99.7 million, compared to $84.9 million in 2008.  Net cash flow provided by operating activities, as defined by U.S. GAAP, totaled $26.4 million and $93.2 million for the years ended December 31, 2009 and 2008, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

Liquidity. At December 31, 2009 the company’s cash balance was $3.6 million.  The company received $44.8 million in January 2010 from the MMS for the recoupment of royalties relating the Medusa Field.  The company concluded a notes exchange offering on December 31, 2009 and exchanged 92% of the $200 million of senior secured notes due December 2010.  At year-end the company had $164 million of principal outstanding, excluding the Callon Entrada non-recourse credit agreement in the amount of $84.8 million.  In January 2010, the company announced a new $100 million credit facility with Regions Bank.  The initial borrowing base of the new facility is $20 million which will be reviewed semi-annually.  As of March 8, 2010, is nothing drawn on the facility.

Non-GAAP Financial Measure.  This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt.  The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended			12 Months Ended
(In thousands)	December 31,			December 31,
	2009	2008		2009	2008
Discretionary cash flow	$64,316		$3,774	$99,732	$84,935
Net working capital changes and other changes	(54,958)		(35,317)	(73,377)	8,297
Net cash flow provided by (used in) operating activities	$9,358	$	(31,543)	$26,355	$93,232

Production and Price Information:	Three Months		12 Months
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Production:
Oil (MBbls)	288	162	1,012	942
Gas (MMcf)	1,524	926	5,740	5,839
Gas equivalent (MMcfe)	3,254	1,901	11,809	11,494
Average daily (MMcfe)	35.4	20.7	32.4	31.4

Average prices:
Oil ($/Bbl) (a)	$77.94	$55.23	$73.00	$88.07
Gas ($/Mcf)	$5.01	$7.12	$4.78	$9.99
Gas equivalent ($/Mcfe)	$9.25	$8.17	$8.57	$12.29

Additional per Mcfe data:
Sales price	$9.25	$8.17	$8.57	$12.29
Lease operating expenses	1.47	2.87	1.56	1.67
Operating margin	$7.78	$5.30	$7.01	$10.62

Depletion	$2.68	$11.73	$2.83	$5.57
General and administrative (net of management fees)	$0.97	$1.33	$1.13	$0.83

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$76.19	$58.76	$61.80	$99.67
Basis differentials and quality adjustments	(7.54)	(15.66)	(4.64)	(1.15)
Transportation	(1.27)	(1.32)	(1.32)	(1.15)
Hedging	10.56	13.45	17.16	(9.30)
Averaged realized oil price	$77.94	$55.23	$73.00	$88.07

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,635	$17,126
Accounts receivable	20,798	44,290
Accounts receivable-MMS royalty recoupment	51,534	--
Fair market value of derivatives	145	21,780
Other current assets	1,572	1,103
Total current assets	77,684	84,299

Oil and gas properties, full-cost accounting method:
Evaluated properties	1,593,884	1,581,698
Less accumulated depreciation, depletion and amortization	(1,488,718)	(1,455,275)
	105,166	126,423

Unevaluated properties excluded from amortization	25,442	32,829
Total oil and gas properties	130,608	159,252

Other property and equipment, net	2,508	2,536
Restricted investments	4,065	4,759
Investment in Medusa Spar LLC	11,537	12,577
Other assets, net	1,589	2,667
Total assets	$227,991	$266,090

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$12,887	$76,516
Asset retirement obligations	4,002	9,151
9.75% Senior Notes	15,820	--
	32,709	85,667

Callon Entrada (non-recourse) credit facility	84,847	--
Total current liabilities	117,556	85,667

Senior Notes
Principal outstanding	137,961	200,000
Deferred credit	31,213	--
Discount	--	(5,580)
Total Senior Notes	169,174	194,420

Senior secured revolving credit facility	10,000	--
Callon Entrada (non-recourse) credit facility	--	81,154
Total long-term debt	179,174	275,574

Asset retirement obligations	10,648	33,043
Other long-term liabilities	1,467	1,610
Total liabilities	308,845	395,894

Stockholders' equity (deficit):
Preferred Stock, $.01 par value; 2,500,000 shares authorized;	--	--
Common Stock, $.01 par value; 60,000,000 shares authorized; 28,742,926 shares and 21,621,142 shares issued outstanding at December 31, 2009 and 2008, respectively	287	216
Capital in excess of par value	243,898	227,803
Other comprehensive income (loss)	(7,478)	14,157
Retained (deficit) earnings	(317,561)	(371,980)
Total stockholders' equity (deficit)	(80,854)	(129,804)
Total liabilities and stockholders' equity (deficit)	$227,991	$266,090

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating revenues:
Oil sales	$22,468	$8,947	$73,842	$82,963
Gas sales	7,631	6,593	27,417	58,349
MMS royalty recoupment	40,886	--	40,886	--
Total operating revenues	70,985	15,540	142,145	141,312

Operating expenses:
Lease operating expenses	4,790	5,459	18,447	19,208
Depreciation, depletion and amortization	8,717	22,294	33,443	64,054
General and administrative	3,145	2,519	13,355	9,565
Accretion expense	618	1,096	3,149	4,172
Acquisition expenses	298	--	298	--
Derivative expense	--	(888)	--	498
Impairment of oil and gas properties	--	485,498	--	485,498
Total operating expenses	17,568	515,978	68,692	582,995

Income (loss) from operations	53,417	(500,438)	73,453	(441,683)

Other (income) expenses:
Interest expense	4,534	5,460	19,089	23,986
Callon Entrada (non-recourse) interest expense	1,699	1,536	7,072	2,719
Loss on early extinguishment of debt	--	--	--	11,871
9.75% Senior Notes restructuring expenses	1,024	--	1,024	--
Interest on MMS royalty recoupment	(7,681)	--	(7,681)	--
Other income	114	(439)	190	(1,379)
Total other (income) expenses	(310)	6,557	19,694	37,197

Income (loss) before income taxes	53,727	(506,995)	53,759	(478,880)
Income tax (benefit) expense	--	(49,456)	--	(39,725)

Income (loss) before equity in earnings of Medusa Spar LLC	53,727	(457,539)	53,759	(439,155)
Equity in earnings of Medusa Spar LLC, net of tax	168	5	660	262

Net income (loss)	$53,895	$(457,534)	$54,419	$(438,893)

Net income (loss) per common share:
Basic	$2.31	$(21.19)	$2.47	$(20.68)
Diluted	$2.27	$(21.19)	$2.45	$(20.68)

Shares used in computing net income (loss) per share:
Basic	23,331	21,589	22,072	21,222
Diluted	23,740	21,589	22,200	21,222

Callon Petroleum Company
Consolidated Statements of Cash Flows
 (In thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$54,419	$(438,893)	$15,194
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	34,274	64,862	73,677
Impairment of oil and gas properties	--	485,498	--
Accretion expense	3,149	4,172	3,985
Amortization of deferred financing costs	2,522	4,185	3,009
Non-cash interest expense for Callon Entrada credit agreement	3,693	--	--
Non-cash loss on early extinguishment of debt	--	5,598	--
Equity in earnings of Medusa Spar, LLC	(660)	(262)	(507)
Deferred income tax (benefit) expense	--	(39,725)	8,506
Non-cash charge related to compensation plans	2,335	1,550	849
Excess tax benefits from share-based payment arrangements	--	(2,050)	(163)
Changes in current assets and liabilities:
Accounts receivable	(45,573)	(22,215)	6,658
Other current assets	(468)	5,489	(619)
Current liabilities	(27,260)	22,987	(2,057)
Change in gas balancing receivable	279	630	(938)
Change in gas balancing payable	(312)	156	889
Change in other long-term liabilities	(12)	2,708	(10)
Change in other assets, net	(31)	(1,458)	810
Cash provided by operating activities	26,355	93,232	109,283

Cash flows from investing activities:
Capital expenditures	(35,790)	(176,536)	(127,409)
ExL acquisition	(15,756)	--	--
Entrada acquisition	--	--	(150,000)
Proceeds from sale of mineral interests	--	167,349	60,931
Distribution from Medusa Spar, LLC	1,700	498	687
Cash used by investing activities	(49,846)	(8,689)	(215,791)

Cash flows from financing activities:
Increases in debt	20,337	94,435	229,000
Payments on debt	(10,337)	(216,000)	(64,000)
Deferred financing costs	--	--	(6,429)
Equity issued related to employee stock plans	--	(1,152)	--
Excess tax benefits from share-based payment arrangements	--	2,050	163
Capital leases	--	--	(872)
Cash provided by (used in) financing activities	10,000	(120,667)	157,862

Net (decrease) increase in cash and cash equivalents	(13,491)	(36,124)	51,354

Cash and cash equivalents:
Balance, beginning of period	17,126	53,250	1,896

Balance, end of period	$3,635	$17,126	$53,250

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.